Exhibit 99.1

Company Contact:	Investor Relations Contact:
Jeffrey Korn, General Counsel/Corp. Secretary	Becky Herrick
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	bherrick@lhai.com

- iMergent Reaches Settlement Agreement with the State of Florida -

- Agreement does not impair the company’s ability to conduct business in Florida -

OREM, Utah, September 2, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, entered into a settlement agreement with the State of Florida Office of the Attorney General on Friday, August 29, 2008.

The Attorney General of Florida originally filed an action in 2007 and then amended and re-filed the action in 2008, claiming the company sold a business opportunity and otherwise made sales in violation of certain consumer protection statutes.

As a result of the agreement, the company agreed to pay fees totaling $125,000 and agreed that it will refund any customers in the State of Florida who may file claims within 30 days of entry of the judgment. The company also agreed to refund claimants who have previously filed a claim to either the company or the State.  iMergent also agreed to refund up to $250,000 in claims made over the next 18 moths from purchasers who can demonstrate with supporting documentation that there has been a misrepresentation made to them and that the customer could not make the product work.  In addition, iMergent agreed to certain actions intended to clarify its business practices.  There is no finding iMergent is a seller of a business opportunity.

Jeff Korn, iMergent general counsel, said, “The Attorney General of the State of Florida has completed a very long and thorough review of the company’s business practices.  The Attorney General made some suggestions including increasing the refund period for seniors to 15 days, which we have already incorporated world wide. We are always willing to work to take any action that makes our sales model more transparent. We have reserved for the refunds expected and do not expect refunds after the thirty days to have a significant impact as we do not believe there have been any misrepresentations made to customers. ”

Don Danks, CEO, stated, “After a two year review, we are pleased to have a resolution to this matter that clarifies the company’s business practices and does not limit our ability to conduct business in Florida.  The changes to StoresOnline™ Express have been instrumental in clarifying our business practices and greatly assisted in resolving this matter.”

Before the stock market opened today, the company filed an SEC Form 8-K.

Safe Harbor

Statements made in this press release regarding (1) iMergent transacting business in the State of Florida (2) the settlement resolving outstanding matters with the State of Florida, (3)  the settlement not affecting continued operations in the State of Florida, (4) iMergent addressing issues to clarify its business practices, (5) iMergent having reserved for the refunds expected and the expectation that  refunds after the thirty days will not have a significant impact, (7) the belief there have not been misrepresentations made to customers  (6) iMergent being  willing to take any reasonable action that assists in making  sales practices transparent to regulators customers, (7) that the  StoresOnline™ Express model has been instrumental in clarifying iMergent business practices and greatly assisted in resolving this matter  are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007, and Forms 10-Q for the periods ended September 30, 2007, December 31, 2007, and March 31, 2008.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

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